Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports First Quarter 2005 Financial Results, Announces Intention to File Application to List Shares with NASDAQ, Announces Filing of Amended Annual Report on Form 10-K/A and that it Will File Quarterly Report on Form 10-Q

ORLANDO, FLA. – July 14, 2005 - Rotech Healthcare Inc. (Pink Sheets: ROHI.PK) (the “Company”) today reported that net revenues for the first quarter ended March 31, 2005 were $123.3 million versus net revenues of $133.0 million as restated for the same period last year. The Company reported a net loss of $3.0 million for the first quarter of 2005 as compared to net earnings of $9.1 million for the first quarter of 2004. The diluted loss per share was $0.12 for the first quarter ended March 31, 2005 versus diluted earnings per share of $0.35 for the same period last year.

As a result of the Company’s recent accounts receivable review, the Company, as previously disclosed, has restated certain of its previously issued financial statements, including financial information for the first quarter ended March 31, 2004. For the quarter ended March 31, 2005, the Company has implemented revised policies and procedures for the periodic review of its allowances for contractual adjustments and for bad debts related to patient accounts receivable. With the implementation of these revised policies and procedures, the Company’s provisions for contractual adjustments and bad debts on its patient accounts receivable were approximately $4.1 million or approximately $0.10 per share higher than if the Company had continued using its previous model for estimating allowances. These charges are allocated approximately evenly between reductions of revenue in the form of contractual adjustments and bad debt expense.

Respiratory therapy equipment and services revenues represented 88.3% of total revenue for the first quarter ended March 31, 2005 versus 86.7% for the same period last year. Durable medical equipment revenues represented 10.7% of total revenue for the first quarter ended March 31, 2005 versus 12.3% for the same period last year.

EBITDA was $19.9 million for the first quarter ended March 31, 2005 as compared to $45.0 million for the same period during 2004. The Company views earnings from continuing operations before interest, income taxes, depreciation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. These performance measures should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from these measurements as benchmarks are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because EBITDA and these calculations are not measurements determined in accordance with generally accepted accounting principles and thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

Set forth below is a reconciliation of Net Earnings to EBITDA.

	Three Months Ended March 31,
(dollars in thousands)	2004	2005
	(as restated)
Net Earnings (loss)	$9,135	$(2,953)
Income tax expense (benefit)	6,293	(2,052)
Depreciation and amortization	20,420	17,040
Interest expense, net	9,119	7,842

EBITDA	$44,967	$19,877

Philip L. Carter, President and Chief Executive Officer, commented that, “With the accounts receivable review now complete, we are pleased to report a strong balance sheet that better reflects the billing and cash collection function of the company. DSO’s as of March 31, 2005 were 45 days.” Mr. Carter continued, “Significant time and investment has been, and will continue to be made in re-establishing growth and re-focusing the company’s culture towards patient care. The year has started well with six successive months of increases in the core oxygen patient count. As a result of this growth, the company expects to report higher revenue in the second quarter of 2005 compared to the first quarter of 2005 in spite of reductions in Medicare reimbursement by approximately 9% in April 2005 for oxygen patients. Implementation of the growth plan and the costs associated with the accounts receivable reserve review created considerable additional expenses that will be accounted for in the second and third quarters of 2005.”

NASDAQ Listing Application

The Company also announced today that it intends to file an application to list its shares of common stock with The NASDAQ National Market as soon as practicable. Price quotations for the Company’s common stock are currently provided in the “pink sheets” by Pink Sheets LLC under the symbol “ROHI.PK.”

While the Company believes that it should be able to satisfy all of NASDAQ’s requirements for initial listing, there can be no assurance that its application will be approved in any particular time frame or at all. Mr. Carter further stated, “We believe that trading on the NASDAQ National Market will increase Rotech’s visibility in the investment community, give us access to a broader investment base and over time provide more liquidity for those wishing to trade Rotech’s stock.”

Amended Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q

The Company also announced that it filed an amended annual report on Form 10-K/A for the year ended December 31, 2004 (“Form 10-K/A”) with the Securities and Exchange Commission (“SEC”). As previously announced, the Company was filing the Form 10-K/A to correct errors identified in calculating reserves for contractual allowances and bad debts and to present restated financial information for the periods presented in such report. In addition, the Company intends to file its quarterly report on Form 10-Q for the quarter ended March 31, 2005 (“Form 10-Q”) with the SEC today. As previously announced, the Company has been delayed in filing the Form 10-Q due to the restatement referenced above.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 475 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; uncertainty whether the Company’s common stock will be approved for trading on the NASDAQ National Market; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2004	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$64,823	$58,644
Accounts receivable, net	64,959	61,992
Other accounts receivable	1,172	783
Inventories	8,726	8,852
Other current assets	17,705	16,089

Total current assets	157,385	146,360
Property and equipment, net	129,403	130,825
Intangible assets	16,610	16,364
Other goodwill	11,256	19,967
Reorganization value in excess of value of identifiable assets—goodwill	692,154	692,154
Other assets	12,551	12,665

	$1,019,359	$1,018,335

Liabilities and Stockholders’ Equity
Current liabilities:
Current and accrued liabilities	$65,915	$68,926
Current portion of long-term debt	646	642

Total current liabilities	66,561	69,568
Deferred tax liabilities	50,326	48,295
Priority tax claim	5,707	5,711
Long-term debt, less current portion	329,525	329,365

Series A convertible redeemable preferred stock, stated value $20 per share, 1,000,000 shares authorized, 249,196 shares issued and outstanding at December 31, 2004 and March 31, 2005	5,343	5,455
Stockholders’ equity:
Common stock, par value $.0001 per share 50,000,000 shares authorized, 25,323,745 shares issued and outstanding at December 31, 2004 and 25,376,995 shares issued and outstanding at March 31, 2005	3	3
Additional paid-in capital	502,037	503,147
Retained earnings	59,857	56,791

Total stockholders’ equity	561,897	559,941

	$1,019,359	$1,018,335

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except share and per share data)

	Three months ended March 31,
	2004	2005
	(as restated)
Net revenues	$133,010	$123,253

Gross profit	100,291	89,230
Costs and expenses:
Provision for doubtful accounts	4,313	4,718
Selling, general and administrative	71,431	81,675

Total costs and expenses	75,744	86,393

Operating income	24,547	2,837
Interest expense, net	(9,119)	(7,842)

Earnings (loss) before income tax	15,428	(5,005)
Federal and state income tax expense (benefit)	6,293	(2,052)

Net earnings (loss)	9,135	(2,953)
Accrued dividends on redeemable preferred stock	113	113

Net earnings (loss) available for common stockholders	$9,022	$(3,066)

Net earnings (loss) per common share—basic	$0.36	$(0.12)

Net earnings (loss) per common share—diluted	$0.35	$(0.12)

Weighted average shares outstanding—basic	25,042,029	25,341,449

Weighted average shares outstanding—diluted	25,518,109	25,341,449

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2004	2005
	(as restated)
Net earnings (loss)	$9,135	$(2,953)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Provision for doubtful accounts	4,313	4,718
Depreciation and amortization	20,420	17,041
Loss on disposal of fixed assets	127	12
Deferred income taxes	(13)	(2,031)
Net changes in operating assets and liabilities	7,622	1,307

Net cash provided by operating activities	41,604	18,094
Cash flows from investing activities:
Purchases of property and equipment, net	(11,956)	(16,087)
Business acquisitions	—	(9,135)

Net cash used by investing activities	(11,956)	(25,222)

Cash flows from financing activities:
Payments of long term borrowings	(25,000)	(110)
Changes in liabilities subject to compromise/priority tax claim	(8)	4
Payments of capital leases	—	(54)
Net proceeds from stock option exercises	—	1,109

Net cash (used) provided by financing activities	(25,008)	949

Increase (decrease) in cash and cash equivalents	4,640	(6,179)

Cash and cash equivalents, beginning of period	20,980	64,823

Cash and cash equivalents, end of period	$25,620	$58,644